AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of HPT or any subsequent acquisitions or dispositions of equity securities of HPT by any of the undersigned.

Dated:  September 1, 1995

                         HEALTH AND RETIREMENT PROPERTIES TRUST

                         By: /s/ Ajay Saini
                         Title:  Treasurer




                         HRP ADVISORS, INC.

                         By: David J.Hegarty
                         Title:  President and Chief Operating Officer